Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of information from its reserve report dated March 6, 2006 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2005, included in or made a part of the Annual Report on Form 10-K of EXCO Resources, Inc. for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006.

/s/ LEE KEELING AND ASSOCIATES, INC.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma
April 21, 2006